EXHIBIT 10.2



                          CREDIT AND SECURITY AGREEMENT


         AGREEMENT made this 31st day of August, 2005, by RESISTANCE TECHNOLOGY, INC., a Minnesota corporation ("Resistance"); and RTI ELECTRONICS, INC., a Delaware corporation ("RTI"); herein Resistance and RTI are sometimes referred to individually as a "Borrower" and collectively as the "Borrowers"), for the benefit of Diversified Business Credit, Inc., a Minnesota Corporation (herein with its participants, successors and assigns, called "Lender").


                                 R E C I T A L S

          The Lender has agreed to make loans to Borrowers from time to time, on the terms and subject to the conditions herein set forth, and in connection therewith, Borrowers have executed and delivered, and have caused IntriCon Corporation, a Pennsylvania corporation (the "Guarantor") and certain other parties to execute and deliver, for Lender's benefit various ancillary and supplemental agreements and documents (as each may be amended from time to time herein collectively called the "Security Documents" and together with this Agreement, the "Loan Documents").

         Any term used in the Uniform Commercial Code ("UCC") and not otherwise defined in this Agreement shall have the meaning given to the term in the UCC.

         ACCORDINGLY, to induce Lender to make one or more loans to Borrowers, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers hereby jointly and severally represent, warrant and agree for the benefit of Lender that:

         1. The Loans. Borrowers will comply with the following terms and procedures in requesting loans from Lender:

                  (a) The Lender agrees, on the terms and subject to the conditions herein set forth, to make the following loan advances:

                           (i) The Lender shall make revolving advances (the
                  "Revolving Advances") to each Borrower from time to time from the date all of the conditions set forth in Section 12(a) and
                  (c) are satisfied (the "Funding Date") to August 31, 2008 (the "Termination Date") in an amount equal to such Borrower's respective Borrowing Base (as defined below), subject further to the limitation that the outstanding aggregate balance of Revolving Advances to both Borrowers shall at no time exceed

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                  $5,500,000 (the "Maximum Line"). If the sum of the outstanding principal balance of the Revolving Advances shall at any time exceed the limitations set forth above, then upon any Borrower's knowledge thereof or Lender's demand, whichever is earlier, the Borrowers shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess. Within the limits set forth in this Section 1(a)(i), each Borrower may borrow, prepay and reborrow.


                           (ii) As and when the Borrowers and the Lender shall
                  execute any Term Loan Supplement (as amended from time to time, each hereinafter referred to as a "Term Loan Supplement"), the Lender agrees to make a term loan advance or advances ("Term Advances" and together with the Revolving Advances, the "Advances") to a Borrower, subject to the additional terms, limits and conditions set forth therein.

                  (b) Borrowers will request Advances from Lender in such manner as Lender may from time to time prescribe. Each request shall be orally or in writing (i) by an officer of any Borrower; or (ii) by a person designated by any Borrower or by an officer of any Borrower in a writing delivered to Lender; or (iii) by any person reasonably believed by Lender to be an officer of any Borrower or such a designated agent. Except as otherwise instructed in writing by such officer, agent or person, Lender may disburse loan proceeds by deposit with any bank to or for the account of any Borrower or to or for the account of any third party designated by such officer, agent, or person, or by an instrument payable to any Borrower or to any such third party delivered to any such officer, agent, or person or to any such third party, or in any other manner deemed appropriate by Lender. All principal of and interest on loans made by Lender shall be repayable at the offices of Lender in Minneapolis, Minnesota, unless Lender designates a different place of payment by written notice to Borrowers.

                  (c) "Borrowing Base" shall mean, subject to change from time to time in the Lender's sole discretion, the sum of 85% of Eligible Accounts plus 50% of Eligible Inventory, less the Borrowing Base Reserve.

                           "Borrowing Base Reserve" shall mean, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender's judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.

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                           "Eligible Accounts" shall mean all unpaid accounts
         receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business, net of any credits (and net of any setoffs or claims of any account debtor as determined by Lender), but excluding any such Accounts having any of the following characteristics:

                           (i) Accounts receivable which are (A) disputed or
                  subject to claims or set offs or a contra account; or (B) owed by an account debtor not located in the United States or Canada and not secured by a bank letter of credit or credit insurance, each satisfactory to Lender in its sole discretion; or (C) owed by an account debtor which is the subject of any bankruptcy or insolvency proceeding or is insolvent or has made an assignment for the benefit of creditors or has failed or suspended or gone out of business;

                           (ii) Accounts receivable not yet earned by the final
                  delivery of goods or rendition of services, as applicable, by any Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

                           (iii) Accounts receivable that not as warranted
                  herein or in the Security Documents;

                           (iv) Intentionally deleted;

                           (v) Accounts receivable not paid within ninety (90)
                  days after invoice or, if Lender in its discretion has determined that a particular dated receivable is eligible for advance, within thirty (30) days after the due date stated;

                           (vi) Accounts receivable owed to any Borrower by any
                  shareholder, subsidiary or affiliate of such Borrower or by any person or company obligated to pay any receivable deemed ineligible under clauses (i) through (v), if such ineligible receivable is 25% or more of the total amount due from such person or company;

                           (vii) Intentionally deleted;

                           (viii) Accounts receivable owed by any unit of
                  government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which any Borrower has provided evidence satisfactory to the Lender that
                  (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

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                           (ix) That portion of Accounts receivable that has
                  been restructured, extended, amended or modified (unless such modification relates to a credit or claim that has been disclosed to Lender and has been deducted by Lender from the available amount of such Account; and

                           (x) That portion of Accounts receivable that
                  constitutes advertising, finance charges, service charges or sales or excise taxes.

                  "Eligible Inventory" means all Inventory of each Borrower, at the lower of cost or market value as determined in accordance with generally accepted accounting principles (provided inventory shall be calculated on a first-in, first-out basis); but excluding any Inventory having any of the following characteristics:

                           (i) Inventory that is: in-transit; located at any
                  warehouse, job site or other premises not approved by the Lender in writing; located outside of the states, or localities, as applicable, in which the Lender has filed financing statements to perfect a first priority security interest in such Inventory; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

                           (ii) Supplies, packaging, maintenance parts or sample
                  Inventory;

                           (iii) Work-in-process Inventory;

                           (iv) Inventory that is damaged, obsolete, slow moving
                  or not currently saleable in the normal course of the Borrower's operations;

                           (v) Inventory that the Borrower has returned, has
                  attempted to return, is in the process of returning or intends to return to the vendor thereof;

                           (vi) Inventory that is perishable or live;

                           (vii) Inventory manufactured by the Borrower pursuant
                  to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory; and

                           (viii) Inventory that is subject to a Lien in favor
                  of any Person other than the Lender.

         Notwithstanding any apportionment, exclusion or segregation of Collateral made by Lender for purposes of determining the amount or maximum amount of loans made to Borrowers, all rights and interests of Lender hereunder and under the Security Documents, and all other collateral rights, interests and properties available to Lender, shall secure and may be applied

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         to pay any or all indebtedness of Borrowers secured thereby, in any manner or order of application and without regard to any such apportionment, exclusion or segregation.

                  (d) Advances shall be funded as either "Floating Rate Loans" which accrue interest at the applicable Floating Rate (as hereinafter defined) or "LIBOR Rate Loans" which accrue interest at the applicable LIBOR Rate (as hereinafter defined), as any Borrower shall specify to the Lender (and in writing if so requested by the Lender), provided that during the continuance of any Event of Default, no LIBOR Rate Loans shall be made or continued except with the prior written consent of the Lender. Floating Rate Loans and LIBOR Rate Loans may be outstanding at the same time. So long as no Event of Default exists, any Borrower may convert an outstanding Floating Rate Loan to or request a LIBOR Rate Loan, or cause all or any part of any outstanding LIBOR Rate Loan to continue to bear interest at One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR after the end of the then applicable 30-day, 90-day or 180-day interest period (as applicable), by notifying the Lender not later than 11:00 a.m., Minneapolis, Minnesota time, on a banking day which is at least two (2) banking days prior to the first day of the new LIBOR Rate Loan or interest period. Each such notice shall be in writing (if requested by Lender), shall be effective when received by the Lender, and shall specify the first day of the applicable LIBOR Rate Loan or interest period, and if applicable, the amount of the expiring LIBOR Rate Loan to be continued. Each new LIBOR Rate Loan or interest period, as applicable shall begin on a banking day and provided further that LIBOR Rate Loans shall (i) at no time exceed $6,000,000 in the aggregate, (ii) be made in minimum increments of $500,000 and in integral multiples of $100,000 for amounts in excess thereof, (iii) no more than three (3) Libor Rate Loans shall be outstanding at any time, and (iv) upon the expiration of the applicable One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rate associated with a LIBOR Rate Loan, such loan shall automatically convert to a Floating Rate Loan unless continued by any Borrower in accordance with the terms of this Agreement.

                  (e) Borrowers will jointly and severally pay interest on all Advances (computed on the basis of actual days elapsed in a 360-day year) at the greater of: (i) the rate of five and one quarter percent (5 1/4%) per annum, and (ii) one of the following rates as applicable:
         (aa) on all outstanding Floating Rate Loans under this Agreement, an annual floating rate (the "Floating Rate") which shall at all times be equal to one-half percent (.5%) (provided such margin shall be increased to three quarters of one percent (.75%) for any portion thereof that constitutes Term Advances) above the rate of interest publicly announced by M&I Marshall & Ilsley Bank from time to time as its prime rate (or any similar successor rate), each change in the interest rate shall take effect simultaneously with the corresponding change in the designated bank's prime rate or any similar successor rate; and (bb) on all LIBOR Rate Loans under this Agreement at the per annum rate (the "LIBOR Rate") which shall at all times be equal to One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR (as applicable and as defined below) plus three and one-quarter percent (3.25%)(provided such margin shall be increased to three and one-half percent (3.50%) for any portion thereof

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         that constitutes Term Advances), as such rate shall be in effect from time to time in accordance with the terms of this Agreement.

                  All interest shall accrue on the principal balance outstanding from time to time and shall be payable on the first day of the next month in which accrued and on the Termination Date. Borrowers agree that Lender may at any time or from time to time, without further request by any Borrower, make a loan to Borrowers, or apply the proceeds of any loans, for the purpose of paying all such interest promptly when due. In the computation of interest, Lender may allow two banking days for the collection of uncollected funds. Notwithstanding anything to the contrary stated herein, the interest charges payable on the Advances pursuant to this Paragraph 1(e) for each twelve month period shall never be less than $100,000. If for any twelve month period the interest pursuant to Paragraph 1(e) shall be less than $100,000, Borrowers shall pay on the anniversary date of this Agreement ending each twelve months the amount of the difference between $100,000 and the interest charges for such twelve month period.

                  As used herein, "One-Month LIBOR", "Three-Month LIBOR" and "Six-Month LIBOR" mean the annual rate equal to the rate at which U.S. dollar deposits are offered for 30, 90 and 120-day periods, respectively, on the second banking day preceding the beginning of the applicable LIBOR Rate Loan or renewal date of any existing LIBOR Rate Loan (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the British Bankers Association ("BBA LIBOR") and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).

                  If BBA LIBOR for a one-month, three-month or six-month period is not provided or reported on the applicable banking day of a month because, for example, it is a holiday or for another reason, the One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rate (as applicable) shall be established as of the preceding banking day on which a BBA LIBOR rate is provided for a one-month, three-month or six-month period and reported by the selected news service.

                  Notwithstanding any provision of this Agreement to the contrary, the Lender may fund and maintain all or any part of its LIBOR Rate Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan through the purchase of deposits bearing an interest rate equal to the appropriate One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rate.

                  The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry LIBOR Rate Loans to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of

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         anticipated profits) which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a LIBOR Rate Loan does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under this Agreement, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Rate Loan, or a conversion pursuant to Section 2.16, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent manifest error.

                  If the Lender determines at any time that its Return has been reduced as a result of any Rule Change, then the Lender shall promptly notify the Borrowers and (A) in the event of any occurrence described in clauses (v)(A) and (v)(B) below, the Borrowers shall enter into good faith negotiations with the Lender in order to determine an alternate method to determine the One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rate (as applicable), and during the pendency of such negotiations with the Lender, the Lender shall be under no obligation to make any new LIBOR Rate Loans and (B) in the event of any occurrence described in clause (v)(C) below, for so long as such circumstances shall continue, the Lender shall be under no obligation to make any new LIBOR Rate Loans. For purposes of this provision:

                            (i) "Eurodollar Rule" means Regulation D of the
                  Board of Governors of the Federal Reserve System and any law, rule, regulation, guideline, directive, requirement or request regarding (A) taxes, duties or other charges, exemptions with respect to LIBOR Rate Loans or the Lender's obligation to make LIBOR Rate Loans, and (B) reserves imposed by the Board of Governors of the Federal Reserve System (but excluding any reserve included in the determination of the One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rates), special deposits or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Related Lender, and any other condition affecting the Lender's making, maintaining or funding of LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender.

                            (ii) "Related Lender" includes (but is not limited
                  to) the Lender, any parent of the Lender, any assignee of any interest of the Lender hereunder and any participant in the Credit Facility.

                           (iii) "Return", for any period, means the percentage
                  determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable

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                  attribution formula that takes account of Eurodollar Rules then in effect, costs of issuing or maintaining any loan and amounts received or receivable under this Agreement with respect to any loan. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

                           (iv) "Rule Change" means any change in any Eurodollar
                  Rule occurring after the date of this Agreement, or any change in the interpretation or administration thereof by any governmental or regulatory authority, but the term does not include any changes that at the Funding Date are scheduled to take place under the existing Eurodollar Rules or any increases in the capital that the Lender is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of that Lender's financial condition.

                           (v) Any One-Month LIBOR, Three-Month LIBOR or
                  Six-Month LIBOR rate shall be deemed inadequate or unfair if:

                                    (A) the Lender determines that deposits in
                           US dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such thirty, sixty or ninty-day periods; or

                                    (B) the Lender otherwise determines that by
                           reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the One-Month LIBOR, Three-Month LIBOR or Six-Month LIBOR rate; or

                                    (C) the One-Month LIBOR, Three-Month LIBOR
                           or Six-Month LIBOR rate will not adequately and fairly reflect the cost to the Lender of funding any LIBOR Rate Loans, or that the funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Lender materially affects such LIBOR Rate Loans;

                  If any Rule Change should make it or, in the good faith judgment of the Lender, shall raise a substantial question as to whether it is unlawful for the Lender to make, create, maintain or fund LIBOR Rate Loans, then (i) the Lender shall promptly notify the Borrowers, (ii) the obligation of the Lender to make, maintain or convert into LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by a Borrower requesting the Lender to make or continue making or convert into LIBOR Rate Loans shall be construed as a request to make or to continue making Floating Rate Loans.

                  (f) The Borrowers agree to pay to the Lender an unused line fee at the rate of one-quarter percent (0.25%) per annum on the average daily Unused Amount from the

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         date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date. "Unused Amount" means sum of (i) the Maximum Line, less (ii) the amount of outstanding Revolving Advances.

                  (g) In addition to any other amounts payable by Borrowers to Lender, Borrowers agree to pay to the Lender on the date of this Agreement and on each anniversary date of this Agreement, an annual fee equal to the greater of $27,500 or one-half percent (1/2%) of the Maximum Line.

                  (h) Lender may maintain from time to time, at its discretion, liability records as to any and all loans made or repaid and interest accrued or paid under this Agreement. All entries made on any such record shall be presumed correct until Borrowers establish the contrary. On demand by Lender, Borrowers will promptly admit and certify in writing the exact principal balance which Borrowers then assert to be outstanding to Lender for loans under this Agreement. Any billing statement or accounting rendered by Lender shall be conclusive and fully binding on Borrowers unless specific written notice of exception is given to Lender by Borrowers within thirty (30) days after its receipt by Borrowers.

                  (i) Borrowers' obligations with respect to all loans shall be fully binding and enforceable without any note or other evidence of indebtedness. Nevertheless, if Lender so requests, Borrowers will duly execute and deliver to Lender a promissory note in negotiable form payable to the order of Lender in a principal amount equal to the principal balance then outstanding to Lender for loans under this Agreement, together with interest as set forth in Paragraph 1(d).

                  (j) In requesting any loans under this Agreement, Borrowers shall be deemed to represent and warrant to Lender that, as of the date of the proposed loans, (i) all of the representations and warranties made in Paragraphs 3 and 4 will be true and correct except for changes caused by transactions permitted under this Agreement, and (ii) no breach or default under, and no Event of Default defined or described in, this Agreement or any of the Security Documents will exist.

                  (k) All obligations of the Borrowers hereunder and under the other Security Documents, whether now existing or hereafter incurred, shall be joint and several and neither Borrower is intended as an accommodation party of the other. Each Borrower hereby agrees to make payment upon the maturity of the Obligations, whether by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by (i) any act or omission of the Lender including, without limitation any extension, renewal or forbearance granted by the Lender to any Borrower or any guarantor or other party, (ii) any failure of the Lender to pursue or preserve its rights against any Borrower, guarantor or other party, (iii) the release by the Lender of any collateral now or hereafter given as security for all

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         or any part of such obligations; and each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing any Obligations, whether or not the liability of either Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision.

         2. Affiliate. For the purposes of this Agreement, "Affiliate" refers to the Guarantor, RTI Tech PTE Ltd.; Resistance Technology Gmbh, and any other corporation, partnership, individual or other entity which now or hereafter controls, is controlled by, or is under common control with any Borrower. Each Borrower agrees that any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and Lender shall constitute a breach of this Agreement and an Event of Default hereunder and under the Security Documents. "Affiliated Corporation" shall refer to any entity that is not a natural person.

         3.       Security Interest.

                  (a) Grant of Security Interest. Each Borrower hereby assigns to Lender and grants Lender a security interest (collectively referred to as the "Security Interests") in the property described below, as security for the payment and performance of each and every debt, liability and obligation of every type and description which any Borrower may now or at any time hereafter owe to Lender (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Lender alone or in a transaction involving other creditors of any Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of Borrowers arising under this or any other present or future loan or credit agreement, promissory note, guaranty or other undertaking of any Borrower enforceable by Lender; all such debts, liabilities and obligations are herein collectively referred to as the "Obligations"). The Security Interests shall attach to all of the personal property and fixtures of each Borrower (the "Collateral"), including all proceeds and products thereof and, including, without limitation the following:

         INVENTORY: All inventory, as such term is defined in the UCC, of every type and description, now owned or hereafter acquired by such Borrower, including inventory consisting of whole goods, spare parts or components, supplies or materials and inventory acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, or any other purpose, and wherever located.

         DOCUMENTS OF TITLE: All warehouse receipts, bills of lading and other documents of title of every type and description now owned or hereafter acquired by such Borrower.

         ACCOUNTS: All of such Borrower's accounts, as such term is defined in the UCC, now existing or hereafter arising, including each and every right of such Borrower to the payment

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         of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or any other transaction or event, whether such right to payment is created, generated or earned by such Borrower or by some other person whose interest is subsequently transferred to such Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens, security interests and guaranties) which such Borrower may at any time have by law or agreement against any account debtor or other person obligated to make any such payment or against any property of such account debtor or other person; all contract rights, chattel papers, bonds, notes and other debt instruments, and all loans and obligations receivable, tax refunds and other rights to payment in the nature of general intangibles; all checking accounts, savings accounts and other depository accounts and all savings certificates and certificates of deposit maintained with or issued by Lender or any other bank or other financial institution.

         EQUIPMENT AND FIXTURES: All equipment, as such term is defined in the UCC, now owned or hereafter acquired by such Borrower and all fixtures of every type and description now owned or hereafter acquired by such Borrower, including (without limitation) all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies and all other goods (except inventory) used or bought for use by such Borrower for any business or enterprise; including (without limitation) all goods that are or may be attached or affixed or otherwise become fixtures upon any real property; and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to Lender by such Borrower, all accessions attachments, parts and repairs now or hereafter attached or affixed or used in connection with equipment, all substitutions and replacements thereof, and all like or similar property now owned or hereafter acquired by such Borrower. (No such schedule or list need be furnished in order for the security interest granted herein to be valid as to all of such Borrower's equipment.)

         INVESTMENT PROPERTY: All investment property, as such term is defined in the UCC, whether now owned or hereafter acquired by such Borrower, including (without limitation) all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

         GENERAL INTANGIBLES: All general intangibles of every type and description now owned or hereafter acquired by such Borrower, including (without limitation) all present and future intellectual property, proprietary rights, foreign and domestic patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade dress, mask works, copyrights, trade names, trade secrets, shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer or supplier lists and contracts, licenses, permits, franchises, the right to use such Borrower's corporate name, and the goodwill of such Borrower's business.

         MISCELLANEOUS COLLATERAL: All instruments, chattel paper, deposit accounts, documents, goods, letter-of-credit rights, letters of credit, all sums on deposit in any collateral account, and any items in any lockbox, now existing or hereafter arising, and any money or other assets of the such Borrower that come into the possession, custody or control of the Lender.

                  (b) Representations, Warranties and Covenants. Borrowers represent, warrant and covenant as follows:

                           (1) Each Borrower has (or will have at the time it
                  acquires rights in Collateral hereafter arising) and will maintain so long as the Security Interests may remain outstanding, absolute title to each item of Collateral and all proceeds thereof, free and clear of all interests, liens, attachments, encumbrances and security interests except the Security Interests and as provided herein and except as Lender may otherwise agree in writing. Each Borrower will defend the Collateral against all claims or demands of all persons (other than Lender) claiming the Collateral or any interest therein. Borrowers will not sell or otherwise dispose of the Collateral or any interest therein, except the sale of inventory in the ordinary course of such Borrower's business and except as set forth in Section 6(d) hereof, without Lender's prior written consent. Each Borrower's interest in the Collateral is freely transferable to any person, without condition, limitation, jurisdiction or restriction of governmental authority, or any other qualification whatsoever.

                           (2) Each Borrower's exact legal name and federal
                  employer identification and organization identification numbers are as set forth below and state of organization is as set forth above. Each Borrower does business solely under its own name and the trade names (if any) set forth below. The places of business and chief executive office of each Borrower are located at the address(es) set forth below, and all tangible Collateral is located at such address(es). All of each Borrower's records relating to its business or the Collateral are kept at its chief executive office. Borrower will not permit any tangible Collateral or any records pertaining to Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interests. Borrowers will not change its name, articles of incorporation or jurisdiction of organization without prior written consent of Lender. Borrowers will not change its identity or corporate structure or the location of its place of business, without prior written notice to Lender.

                           (3) None of the Collateral is or will become a
                  fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

                           (4) Each account and other right to payment and each
                  instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim (except for credits, claims and allowances reported to the Lender in writing under Section 5(e) hereof), of the account debtor or other obligor named therein or in each Borrower's records pertaining thereto as being obligated to pay such obligation. Each Borrower will not agree to modify, amend, subordinate, cancel or terminate the obligation of any such account debtor or other obligor without Lender's prior written consent except to provide standard and customary credits in the ordinary course consistent with past practices.

                           (5) Each Borrower will keep all tangible Collateral
                  in good repair, working order and condition, normal depreciation, wear and tear excepted, and will, from time to time, replace any worn, broken or defective parts.

                           (6) Each Borrower will promptly pay all taxes and
                  other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interests.

                           (7) Each Borrower will keep all Collateral free and
                  clear of all security interests, liens and encumbrances except the Security Interests and as provided herein and except other security interests herein or otherwise approved in writing by Lender.

                           (8) Each Borrower will at all reasonable times permit
                  Lender or its representatives to examine or inspect any Collateral, or any evidence of Collateral, wherever located.

                           (9) Each Borrower will promptly notify Lender of any
                  loss of or material damage to any Collateral or of any substantial adverse change, known to such Borrower, in any Collateral or the prospect of payment thereof.

                           (10) Upon request by Lender, whether such request is
                  made before or after the occurrence of any Event of Default, each Borrower will promptly deliver to Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by such Borrower.

                           (11) Each Borrower will at all times keep all
                  tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for

                  Collateral consisting of motor vehicles) and such other risks and in such amounts as Lender may reasonably request, with any loss payable to Lender to the extent of its interest. Prior to any Default, each Borrower shall be permitted to settle and receive insurance proceeds of any claims in the total aggregate amount of $35,000 or less provided that prior written notice thereof is given to Lender.

                           (12) Each Borrower will use and keep the Collateral,
                  and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

                           (13) Each Borrower from time to time will execute and
                  deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings which Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interests or the rights of Lender under this Agreement (but any failure to request or assure that such Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interests, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

                           (14) Promptly upon knowledge thereof, each Borrower
                  will deliver to Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of such Borrower's damages, copies of any complaint or demand letter submitted by such Borrower, and such other information as the Lender may request. Upon request by Lender, each Borrower will grant the Lender a security interest in all commercial tort claims it may have against any person.

                           (15) The proper place to file financing statements to
                  perfect the security interests granted by the Guarantor in the Security Documents, other than in Collateral which are fixtures, is the Office of Secretary of State of Pennsylvania and the proper place to file a financing statement to perfect such security interest in fixtures of the Guarantor is the County Recorder of Ramsey County, Minnesota. When the financing statements heretofore authorized by the Guarantor are filed there, Lender will have valid and perfected security interests in the "Collateral" described in the Security Documents, subject to no prior security interest, assignment, lien or encumbrance (except interests, if any, specifically approved by Lender herein or otherwise in writing).

                           (16) The proper place to file financing statements to
                  perfect the Security Interests with respect to Resistance other than in Collateral which are fixtures is the Office of Secretary of State of Minnesota and the proper place to file a financing statement to perfect the Security Interest in Collateral which are fixtures is the County Recorder of Ramsey County, Minnesota. When the financing statements are filed there, Lender will have valid and perfected Security Interests in the Collateral, subject to no prior security interest, assignment, lien or encumbrance (except interests, if any, specifically approved by Lender herein or otherwise in writing).

                           (17) The proper place to file financing statements to
                  perfect the Security Interests with respect to RTI other than in Collateral which are fixtures is the Office of Secretary of State of Delaware and the proper place to file a financing statement to perfect the Security Interest in Collateral which are fixtures is the County Recorder of Orange County, CA. When the financing statements are filed there, Lender will have valid and perfected Security Interests in the Collateral, subject to no prior security interest, assignment, lien or encumbrance (except interests, if any, specifically approved by Lender herein or otherwise in writing).

                                    If any Borrower at any time fails to perform
                  or observe any of the foregoing agreements, and if such failure shall continue for a period of ten (10) calendar days after Lender gives Borrowers written notice thereof (or in the case of the agreements contained in Paragraphs 3(b)(7) and 3(b)(11) above, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not, perform or observe such agreement on behalf and in the name, place and stead of Borrowers (or, at Lender's option, in the name of Lender) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrowers shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations. To facilitate the performance or observance by Lender of such agreements of Borrowers, each Borrower hereby irrevocably appoints Lender, or the delegate of Lender, acting alone, as the attorney-in-fact of such Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Borrower under this Paragraph 3(b).

                  (c) Proceeds; Collateral Account. Each Borrower agrees to deliver to Lender, or, at Lender's option, to deposit in a Lockbox (as defined below), all proceeds of cash sales of inventory, all collections on accounts, contract rights, chattel paper and other rights to payment constituting Collateral, and all other cash proceeds of Collateral, immediately upon receipt thereof, in the form received, except for Borrower's endorsement when deemed necessary. As used herein, "Lockbox" shall mean a special collateral account in the name of the Lender or at the option of the Lender, that each Borrower shall create and maintain for Lender, at M&I Marshall & Ilsley Bank and which shall be subject to a Lockbox agreement in form and substance satisfactory to Lender. Each Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, any Borrower receives any payments on Accounts, the Borrower shall immediately deposit such payments into the Lockbox. Each Borrower shall also deposit all other cash proceeds of Collateral directly to the Lockbox. Amounts deposited to the Lockbox shall not bear interest and shall not be subject to withdrawal by Borrower, except after full payment and discharge of all Obligations. All such collections shall constitute proceeds of Collateral and shall not constitute payment of any Obligation. Until delivered to Lender or deposited in Lender's collateral account or Lockbox, all proceeds or collections of Collateral shall be held in trust by each Borrower for and as the property of Lender and shall not be commingled with any funds or property of either Borrower. Lender may deposit any and all collections received by it from Borrowers or out of any Lockbox in Lender's general account and may commingle such collections with other property of Lender or any other person. All items shall be delivered to Lender or deposited in any Lockbox subject to final payment. If any such item is returned uncollected, Borrowers will immediately pay Lender, or, for items deposited in a Lockbox, the bank maintaining such Lockbox, the amount of that item, or such bank in its discretion may charge any uncollected item to Borrower's commercial account or other account. Borrowers shall be liable as an endorser on all items deposited in any collateral account or Lockbox, whether or not in fact endorsed by Borrower. Lender from time to time at its discretion may apply funds on deposit in any collateral account to the payment of any or all Obligations, in any order or manner of application satisfactory to Lender; provided, however, that prior to any Default and except as otherwise directed by Borrower or provided under any Term Loan Supplement, all collateral account proceeds shall be used first to pay Revolving Advances unless such proceeds are proceeds from the sale of real estate or Equipment of any Borrower or insurance proceeds of any such collateral.

                  (d) Collection Rights of Lender. In addition to the rights of Lender under Paragraph 3(c), with respect to any and all rights to payment constituting Collateral, Lender may at any time after the occurrence of any Default notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to Lender for security and shall be paid directly to Lender. Borrowers will join in giving such notice, if Lender so requests. At any time after Borrowers or Lender gives such notice to an account debtor or other obligor, Lender may, but need not, in Lender's name or in Borrower's name, (i) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (ii) as agent and attorney-in-fact of Borrowers notify the United States Postal Service to change the address for delivery of Borrower's mail to any address designated by Lender and otherwise intercept, receive, open and dispose of Borrower's mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower's account or forwarding such mail to Borrower's last known address.

                  (e) Assignment of Insurance. As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Borrower hereby directs the issuer of any such policy to pay all such monies directly to Lender. At any time, whether before or after the occurrence of any Event of Default, Lender may (but need not), in Lender's name or in Borrower's name, execute and deliver proofs of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Notwithstanding the foregoing, prior to the occurrence of any Default, Borrowers shall be permitted to settle and receive insurance proceeds of any claims in the total aggregate amount of $35,000 or less provided that written notice is given to Lender.

                  (f) Filing of Financing Statements. Each Borrower authorizes Lender to file financing statements describing the Collateral and describing any other statutory liens held by Lender.

                  (g) Verification. At any time or from time to time, under its own name or under a trade name, Lender may (but shall not be obligated to) send to and discuss with Borrower's account debtors requests for verification of amounts owed to Borrower. If Lender so requests at any time, each Borrower will send requests for verification to its account debtors or join in any requests for verification sent by Lender.

                  (h) Surplus and Deficiency; Care of Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, each Borrower is entitled to any surplus and shall remain liable for any deficiency. Lender's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Lender need not otherwise preserve, protect, insure or care for any Collateral. Lender shall not be obligated to preserve any rights any Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

         4. Representations and Warranties. Each Borrower represents and warrants to Lender that:

                  (a) The Guarantor is a corporation duly organized and existing in good standing under the laws of the State of Pennsylvania. It has the corporate power to own its property and to carry on its business as now conducted and is duly qualified to do business in all states in which such qualification is required. During its corporate existence, the Guarantor has done business solely under the name IntriCon Corporation and Selas Corporation. The Guarantor does not own any capital stock of any corporation or equity of any entity except Resistance Technology, Inc. and RTI Electronics, Inc., each wholly owned subsidiaries, and Proucare Medical, Inc. of which the Guarantor owns less than 1% of issued and outstanding voting stock, and hereafter except as otherwise disclosed to the Lender in writing.

                  (b) Resistance is a corporation duly organized and existing in good standing under the laws of the State of Minnesota. It has the corporate power to own its property and to carry on its business as now conducted and is duly qualified to do business in all states in which such qualification is required. During its corporate existence, Resistance has done business solely under the name Resistance Technology, Inc. Resistance does not own any capital stock of any corporation or equity of any entity except RTI Tech PTE LTD and Resistance Technology Gmbh.

                  (c) RTI is a corporation duly organized and existing in good standing under the laws of the State of Delaware. It has the corporate power to own its property and to carry on its business as now conducted and is duly qualified to do business in all states in which such qualification is required. During its corporate existence, RTI has done business solely under the name RTI Electronics, Inc. RTI does not own any capital stock of any corporation.

                  (d) Each Borrower is duly authorized and empowered to execute, deliver and perform the Loan Documents and to borrow money from Lender.

                  (e) The execution and delivery of the Loan Documents, and the performance by each Borrower of its obligations thereunder, do not and will not violate or conflict with any provision of law or the Articles of Incorporation or By-Laws of such Borrower and do not and will not violate or conflict with, or cause any default or event of default to occur under, any agreement binding upon such Borrower.

                  (f) The execution and delivery of the Loan Documents have been duly approved by all necessary action of the directors and shareholders of each Borrower; and the Loan

         Documents have in fact been duly executed and delivered by such Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms (subject to laws generally affecting the enforcement of creditors' rights).

                  (g) No litigation, tax claims or governmental proceedings are pending or are threatened against any Borrower, the Guarantor or any Affiliate and no judgment or order of any court or administrative agency is outstanding against any Borrower, the Guarantor or any Affiliate, except for (i) certain pending litigation involving asbestos-related claims that have been disclosed by the Guarantor in documents filed with the Securities and Exchange Commission and each of which are fully covered by insurance policies maintained by the Guarantor and/or the Borrowers, and (ii) except for other pending or threatened litigation arising from time to time disclosed to the Lender in writing and that, on a consolidated basis amongst the Borrowers, the Guarantor and their Affiliates, individually does not involve claims in excess of $35,000 or in the aggregate more than $100,000.

                  (h) The transactions contemplated by this Agreement and any supplement thereto do not violate any law pertaining to usury or the payment of interest on loans.

                  (i) The authorization, execution, delivery and performance of the Loan Documents are not and will not be subject to the jurisdiction, approval or consent of, or to any requirement of registration with or notification to, any federal, state or local regulatory body or administrative agency.

                  (j) The conduct of its business by each Borrower is not subject to registration with, notification to, or regulation, licensing, franchising, consent or approval by any state or federal governmental authority or administrative agency, except general laws and regulations which are not related or applicable particularly or uniquely to the type of business conducted by Borrower, which do not materially restrict or limit the business of such Borrower, and with which such Borrower is in full compliance. All registrations and notifications required to be made, and all licenses, franchises, permits, operating certificates, approvals and consents required to be issued, to enter into or conduct such business have been duly and lawfully made or obtained and issued, and all terms and conditions set forth therein or imposed thereby have been duly met and complied with.

                  (k) To the best knowledge of each Borrower based upon reasonable inquiry, no director, shareholder, officer, employee or agent of, or consultant to, any Borrower is prohibited by law, by regulation, by contract, or by the terms of any license, franchise, permit, certificate, approval or consent from participating in the business of any Borrower as director, shareholder, partner, officer, employee or agent of, or as consultant to, any Borrower, or is the subject of any pending or, to each Borrower's best knowledge, threatened proceeding which, if determined adversely, would or could result in such a prohibition.

                  (l) All assets of each Borrower and any Affiliate are free and clear of liens, security interests and encumbrances, except those permitted under Paragraph 6(b).

                  (m) All Borrowers and all Affiliates have filed all federal and state tax returns which are required to be filed, and all taxes shown as due thereon have been paid. Borrower and all Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by them.

                  (n) Borrowers have furnished to Lender the financial statements described below for the periods described below:

                                December 31, 2003
                                ------------------------------
                                December 31, 2004
                                ------------------------------
                                June 30, 2005
                                ------------------------------


         These statements were prepared in accordance with generally accepted accounting principles consistently maintained, present fairly the financial condition of the Guarantor and the Borrowers as at the dates thereof, and disclose fully all liabilities of the Guarantor and the Borrowers, whether or not contingent, with respect to any pension plan. Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of any Borrower or the Guarantor.

                  (o) Each qualified retirement plan of Borrowers presently conforms in all material respects to and is administered in a manner consistent with the Employee Retirement Income Security Act of 1974.

                  (p) Borrowers will not request or maintain any credit for the purpose of purchasing or carrying any security, within the meaning of Regulations T X or U of the Board of Governors of the Federal Reserve System.

                  (q) Payment of the Obligations to Lender have been guaranteed by the Guarantor pursuant to one or more instruments of guaranty, which guaranty has been secured by a first (except as may be otherwise provided in Section 6(b)) perfected security interest in all of the Guarantor's personal property pursuant to a security agreement, each of which have been duly executed and delivered and legally enforceable by Lender, without further act and without condition, in accordance with the stated terms (subject to applicable bankruptcy, insolvency, or other laws generally affecting the enforcement of creditors' rights as well as general principles of equity).

         5. Affirmative Covenants. Each Borrower covenants and agrees that it will:

                  (a) Use the proceeds of any and all loans made by Lender solely for lawful and proper corporate purposes of the Borrowers.

                  (b) Pay all taxes, assessments and governmental charges prior to the time when any penalties or interest accrue, unless contested in good faith with an adequate reserve for payment; and pay to the proper authorities when due all federal, state and local taxes required to be withheld by it.

                  (c) Continue the conduct of its business; maintain its corporate existence; maintain all rights, licenses and franchises; and comply in all material respects with all applicable laws and regulations.

                  (d) Maintain its property in good working order and condition and make all needful and proper repairs, replacements, additions and improvements thereto.

                  (e) Deliver to Lender:

                           (1) Within 90 days after the end of each fiscal year,
                  a statement of Guarantor's and each Borrower's financial condition as at the end of such fiscal year and a statement of earnings and retained earnings for such fiscal year, with comparative figures for the preceding fiscal year, prepared on a consolidating and consolidated basis to include any Affiliated Corporation, certified without qualification by independent certified public accountants acceptable to Lender, together with any management letters, management reports or other supplementary comments or reports to each Borrower and Guarantor or its board of directors furnished by such accountants and requested by the Lender; including a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Event of Default (or any event or circumstance which with the giving of notice or the passage of time or both, would constitute an Event of Default) and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not each Borrower and the Guarantor is in compliance with the Financial Covenants.

                           (2) Within 25 days after the end of each fiscal
                  month, a statement of Borrowers' and Guarantor's financial condition and an operating statement and statement of earnings and retained earnings of Borrowers and Guarantor for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on a consolidating and consolidated basis to include any Affiliated Corporation, certified by an officer of Borrower.

                           (3) Together with the financial statements furnished
                  by the Borrower under Sections 5(e)(1) and 5(e)(2), a certificate of the Borrower's and Guarantor's chief financial officers stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly represent the Borrower's and Guarantor's combined, consolidated and consolidating financial position and the results of its operations for such period, (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (or any event or circumstance which with the giving of notice or the passage of time or both, would constitute an Event of Default) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts and reasonable detail to evidence, and the computations as to, whether or not the Borrower and the Guarantor is in compliance with all financial covenants set forth in this Agreement.

                           (4) Within 25 days after the end of each month, an
                  aging of each Borrower's accounts receivable as at the end of such month.

                           (5) Within 25 days after the end of each month, an
                  inventory certification report as at the end of such month.

                           (6) Within 25 days after the end of each month, an
                  aging of each Borrower's accounts payable as at the end of such month.

                           (7) Promptly after the sending or filing thereof, the
                  Borrowers will deliver to the Lender copies of all regular and periodic reports which any Borrower or the Guarantor shall file with the Securities and Exchange Commission or any national securities exchange.

                           (8) From time to time, any and all receivables,
                  schedules, collection reports, equipment schedules, copies of invoices to account debtors and shipment documents and delivery receipts for goods sold, and other material, reports, records or information of each Borrower and/or any Affiliated Corporation required by Lender.

                  (f) Permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of each Borrower and/or any Affiliated Corporation at all times during ordinary business hours, to send and discuss with account debtors and other obligors' requests for verification of amounts owed to any Borrower, and to discuss the affairs of each Borrower and/or any Affiliated Corporation with any of its directors, officers, employees or agents.

                  (g) Maintain property, liability, business interruption, workman's compensation and other forms of insurance in reasonable amounts designated at any time or from time to time by Lender.

                  (h) Maintain, or cause to be maintained, the following financial covenants of the Borrowers and the Guarantor, each as determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied (except as otherwise provided below and provided that inventory shall be calculated on a first-in, first-out basis) and measured at the end of each fiscal quarter (collectively, the "Financial Covenants"):

                           (i) book net worth at and as of each period described
                  below of not less than the amount set forth opposite such period:

                                                        Minimum
                  Period                             Book Net Worth
              -------------------                  ------------------
              December 31, 2005                       $13,300,000
              March 31, 2006                          $13,450,000
              June 30, 2006                           $13,625,000
              September 30, 2006                      $13,800,000
              December 31, 2006                       $14,000,000
              March 31, 2007                          $14,200,000
              June 30, 2007                           $14,425,000
              September 30, 2007                      $14,650,000
              December 31, 2007                       $14,900,000
              March 31, 2008                          $15,150,000
              June 30, 2008                           $15,425,000
              September 30, 2008                      $15,700,000


                           (ii) tangible net worth (excluding all Intangible
                  Assets as defined below) at and as of each period described below of not less than the amount set forth opposite such period:

                                                        Minimum
                  Period                           Tangible Net Worth
              -------------------                  ------------------
              December 31, 2005                        $6,300,000
              March 31, 2006                           $6,450,000
              June 30, 2006                            $6,625,000
              September 30, 2006                       $6,800,000
              December 31, 2006                        $7,000,000
              March 31, 2007                           $7,200,000

                                                        Minimum
                  Period                           Tangible Net Worth
              -------------------                  ------------------
              June 30, 2007                            $7,425,000
              September 30, 2007                       $7,650,000
              December 31, 2007                        $7,900,000
              March 31, 2008                           $8,150,000
              June 30, 2008                            $8,425,000
              September 30, 2008                       $8,700,000

                  As used herein, "Intangible Assets" shall include intangible assets as defined under generally accepted accounting principles, together with all goodwill, patents, trademarks and other intellectual property, prepaid expenses and accounts due from any Affiliate, officer, director or employee of any Borrower or any Affiliate.

                           (iii) a ratio of (a) total liabilities to (b)
                  tangible net worth (excluding all Intangible Assets) at and as of each period described below of not more than the ratio set forth opposite such period:

                                                        Maximum
                                                     Liabilities to
                  Period                           Tangible Net Worth
              -------------------                  ------------------
              December 31, 2005                        2.70 to 1.00
              March 31, 2006                           2.70 to 1.00
              June 30, 2006                            2.70 to 1.00
              September 30, 2006                       2.70 to 1.00
              December 31, 2006                        2.70 to 1.00
              March 31, 2007                           2.50 to 1.00
              June 30, 2007                            2.50 to 1.00
              September 30, 2007                       2.50 to 1.00
              December 31, 2007                        2.50 to 1.00
              March 31, 2008                           2.50 to 1.00
              June 30, 2008                            2.50 to 1.00
              September 30, 2008                       2.50 to 1.00

                           (iv) achieve at the end of each period described
                  below and on a fiscal year-to-date basis, net income of not less than the amount set forth opposite such period:

                                                         Minimum
                  Period                               Net Income
              -------------------                  ------------------
              December 31, 2005                         $150,000
              March 31, 2006                            $150,000
              June 30, 2006                             $325,000
              September 30, 2006                        $500,000
              December 31, 2006                         $700,000
              March 31, 2007                            $200,000
              June 30, 2007                             $425,000
              September 30, 2007                        $650,000
              December 31, 2007                         $900,000
              March 31, 2008                            $250,000
              June 30, 2008                             $525,000
              September 30, 2008                        $800,000


                           (v) a Fixed Charge Coverage Ratio at and as of each
                  period described below of not less than the ratio set forth opposite such period:

                                                         Minimum
                  Period                        Fixed Charge Coverage Ratio
              -------------------                  ------------------
              December 31, 2005                        1.25 to 1.00
              March 31, 2006                           1.25 to 1.00
              June 30, 2006                            1.25 to 1.00
              September 30, 2006                       1.25 to 1.00
              December 31, 2006                        1.25 to 1.00
              March 31, 2007                           1.25 to 1.00
              June 30, 2007                            1.25 to 1.00
              September 30, 2007                       1.25 to 1.00
              December 31, 2007                        1.25 to 1.00
              March 31, 2008                           1.25 to 1.00
              June 30, 2008                            1.25 to 1.00
              September 30, 2008                       1.25 to 1.00

                  As used herein:

                           "Fixed Charge Coverage Ratio" shall mean and include,
                  as of a given date and for the fiscal year-to-date period ending on such date, the ratio of (a) EBITDA minus non-financed capital expenditures made during such period (provided that the amount of such capital expenditures is not less than zero) to (b) all Senior Debt Payments payable on a current basis in such period, plus cash taxes, dividends and distributions paid.

                           "EBITDA" shall mean and include with respect to any
                  period, net income plus interest, taxes, depreciation and amortization.

                           "Senior Debt Payments" shall mean and include with
                  respect to any period all cash actually expended to make (a) interest payments on any Advances hereunder in respect of such period, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances in respect of such period (other than up-front fees and reimbursement of Lenders' expenses), plus (c) scheduled capitalized lease payments in respect of such period, plus (d) scheduled principal payments and interest (other than interest payable-in-kind) with respect to any other indebtedness for borrowed money in respect of such period (other than up-front fees and reimbursement of Lenders' expenses).

                  (i) Notify Lender promptly of (i) any disputes or claims by customers of any Borrower that individually or in the aggregate exceed $35,000; (ii) any goods returned to or recovered by any Borrower that individually or in the aggregate exceed $35,000; (iii) any change in the persons constituting the officers and directors of any Borrower or the occurrence of any Change in Control (as defined in Section 7(c) hereof); and (iv) the occurrence of any breach, default or event of default by or attributable to any Borrower or any Affiliate under this Agreement or any of the Loan Documents.

                  (j) The Borrower will (i) comply in all material respects with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation in any material respect of any federal, state or local law, statute or ordinance.

         6. Negative Covenants. Each Borrower covenants and agrees that it will not, and it will not permit the Guarantor, except with the prior written approval of Lender:

                  (a) Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

                           (1) Indebtedness arising under this Agreement;

                           (2) Unsecured indebtedness, other than for money
                  borrowed or for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve months after the date on which it is incurred;

                           (3) Indebtedness arising out of the lease or purchase
                  of goods constituting equipment and either unsecured or secured by a purchase money security interest securing purchase money indebtedness only if disclosed in Schedule 6(a)(3) hereto or if hereafter incurred only if such equipment is acquired in compliance with Paragraph 6(c);

                           (4) Indebtedness permitted under Paragraph 6(h)
                  hereto; and

                           (5) Presently outstanding unsecured borrowings, if
                  any, disclosed in the financial statements referred to in Paragraph 4(m), but not including any extensions or renewals thereof.

                  (b) Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

                           (1) The interests created by the Loan Documents;

                           (2) Liens for taxes or assessments not yet due or
                  contested in good faith by appropriate proceedings;

                           (3) A purchase money security interest or lessor's
                  interest securing indebtedness permitted to be outstanding or incurred under Paragraph 6(a)(3) including those disclosed in
                  Schedule 6(a)(3) hereto;

                           (4) Security interests approved by Lender in writing;
                  and

                           (5) Other liens, charges and encumbrances incidental
                  to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business.

                  (c) Expend or contract to expend, in any one calendar year, with respect to Resistance and RTI collectively, more than Two Hundred Fifty Thousand Dollars ($250,000) in any one transaction; or in the annual aggregate amount of more than (i) Two Million Dollars ($2,000,000) during calendar years 2005 and 2006, (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) during calendar year 2007, or
         (iii) Three Million Dollars ($3,000,000) during calendar year 2008, for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset, whether payable currently or in the future.

                  (d) Sell, lease or otherwise dispose of any "Collateral" (as defined herein or in the Security Documents) or all or any substantial part of its property, except as expressly permitted hereunder or under the Security Documents and excluding any Borrower's sale of worn out or obsolete equipment that do not in the aggregate exceed $35,000 in book value in any fiscal year.

                  (e) Consolidate or merge with any other corporation; or acquire any business; or acquire stock of any corporation; or enter into any other partnership or joint venture.

                  (f) Substantially alter the nature of the business in which it is engaged.

                  (g) Declare or pay any dividends (except dividends payable solely in its capital stock), or purchase or redeem any of its capital stock, or otherwise distribute any property on account of its capital stock; or enter into any agreement therefor; provided, however, Borrowers may declare and pay dividends to the Guarantor in an amount equal to income tax assessed against the Guarantor as a result of the income of Borrowers being directly charged to such entity upon Lender's receipt of evidence of such assessment satisfactory to Lender.

                  (h) Purchase stock or securities of, extend credit to or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation (each a "Restricted Investment"), except

                           (1) investments in direct obligations of the United States and commercial bank deposits;

                           (2) extensions of credit reflected by trade accounts receivable arising for goods sold by Borrowers in the ordinary course of its business;

                           (3) Resistance may make loans to RTI subject to the condition that the aggregate amount of such intercompany loans cannot at any time exceed the sum of: (i) an amount equal to RTI's Borrowing Base less the outstanding balance of Revolving Advances made to RTI, plus (ii) any additional amount to the extent that it would not cause

                                    Resistance's Excess Availability to be less than $500,000. As used herein, "Excess Availability" shall mean the sum of (xx) Resistance's Borrowing Base, less (yy) the outstanding balance of Revolving Advances made to Resistance, and less (zz) the amount of the additional intercompany loan made or to be made by Resistance to RTI; and

                           (4) any other Restricted Investments of either Borrower and/or the Guarantor that on a consolidated basis do not at any time exceed $100,000 in the aggregate.

                  (i) After notice from Lender, grant any discount, credit or allowance to any customer of Borrowers or accept any return of goods sold; provided, however, that any Borrower shall be entitled to provide standard and customary credits in the ordinary course consistent with past practices.

                  (j) In any manner transfer any property without prior or present receipt of full and adequate consideration.

                  (k) Permit more than $5,000 in the aggregate to be owing to Borrowers and the Guarantor by the officers, directors or shareholders of any Borrower or any Affiliated Corporation, or members of their families, on account of any loan, travel advance, credit sale or other transaction or event, except (1) such additional amounts otherwise permitted by Section 6(h) above, and (2) up to $300,000 of intercompany accounts receivable due from RTI Tech PTE Ltd. to Resistance.

                  (l) Pay excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any director, officer, or consultant, or any member of their families, by more than twenty-five percent (25%) in any one year, either individually or for all such persons in the aggregate.

                  (m) Permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrowers.

                  (n) adopt any material change in accounting principles, other than as required by GAAP; or adopt, permit or consent to any change in its fiscal year.

                  (o) amend its certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, shareholder agreement or similar document or agreement governing such entity's existence, organization or management or concerning disposition of ownership interests of such entity or voting rights among such entity's owners.

                  7. Event of Default. "Default", wherever used herein, means any event that, with giving of notice or passage of time or both, would constitute an Event of Default. "Event of Default", wherever used herein, means any one of the following events:

                  (a) Default in the payment of any obligations hereunder when they become due and payable;

                  (b) Default in the performance, or breach, of any covenant or agreement of any Borrower contained in this Agreement or the Guarantor under any Guaranty or other Loan Documents; provided, however, that if such default shall consist of any Borrower's failure to perform any of the Affirmative Covenants listed in Section 5 hereof (excluding the Affirmative Covenants to set forth in Sections 5(f), (g) and (h)), such default shall not constitute an Event of Default unless Borrower fails to cure such default within 20 days after the receipt of written notice from Lender.

                  (c) A Change of Control shall occur. "Change of Control" means the occurrence of any of the following events:

                           (i) any Person or "group" (as such term is used in
                  Sections 13(d) and 14(d) of the Securities Exchange Act of
                  1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% percent of the voting power of all classes of voting stock of the Guarantor;

                           (ii) the Guarantor shall fail to own, with the power
                  to vote, one hundred percent of all outstanding capital stock of each Borrower;

                           (iii) During any consecutive two-year period,
                  individuals who at the beginning of such period constituted the board of Directors of the Guarantor (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Guarantor, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

                           (iv) the President or Chief Financial Officer of any
                  Borrower shall cease to
                  actively manage such Borrower's day-to-day business activities and a qualified replacement thereof, as reasonably determined by the Lender, has not been obtained within ninety (90) days thereafter.

                  As used herein, "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  (d) Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

                  (e) Any Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or any Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or him or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or any Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it or him under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any such Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any Guarantor;

                  (f) A petition shall be filed by or against any Borrower or any Guarantor under the United States Bankruptcy Code naming the Borrower or such Guarantor as debtor and in the case of any involuntary bankruptcy proceeding, either (i) such proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or (ii) an order granting the relief requested in the proceeding (including, but not limited to, an order for relief under federal bankruptcy laws) shall be entered;

                  (g) Any representation or warranty made by any Borrower in this Agreement, by any Guarantor in any Loan Documents, or by any Borrower (or any of its officers) or any Guarantor (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

                  (h) The rendering against any Borrower or any Guarantor of an arbitration award, final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

                  (i) A default under any bond, debenture, note or other evidence of material indebtedness of any Borrower or Guarantor owed to any person or entity other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

                  (j) Any reportable event under Employee Retirement Income Security Act of 1974 ("ERISA") which the Lender determines in good faith might constitute grounds for the termination of any pension plan or for the appointment by the appropriate United States District Court of a trustee to administer any pension plan, of any Borrower or the Guarantor shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrowers by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any pension plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any pension plan; or any Borrower, the Guarantor or any "ERISA Affiliate" (as hereinafter defined) shall have filed for a distress termination of any pension plan under Title IV of ERISA; or any Borrower, the Guarantor or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any pension plan under
         Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on any Borrower's or the Guarantor's assets in favor of the pension plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of any Borrower or the Guarantor to the Multiemployer Plan under Title IV of ERISA.

         As used herein, "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group which includes any Borrower or the Guarantor and which is treated as a single employer under Section 414 of the IRC.

                  (k) An event of default shall occur under any Loan Document;

                  (l) Any Borrower or the Guarantor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Lender's prior written consent;

                  (m) Default in the payment of any amount owed by any Borrower or the Guarantor to the Lender other than any indebtedness arising hereunder;

                  (n) Any Guarantor shall repudiate, purport to revoke or fail to perform his or its obligations under his or its guaranty or support agreement in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

                  (o) Any event shall occur, whether or not insured or insurable, as a result of which (a) a Borrower's Borrowing Base is reduced during any month by more than fifteen percent (15%) other than as result of sales of inventory and collections of accounts in the ordinary course, (b) contingent liabilities are incurred by the Borrowers and the Guarantor on a consolidated basis in excess of $1,000,000 which would be required to be reflected in the footnotes to a balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, (c) operations of either Borrower are suspended or terminated for twenty (20) days or more at any facility of Borrower generating more than twenty percent (20%) of such Borrower's consolidated revenues for the preceding fiscal year; or
         (d) any customer or group of customers representing more than twenty percent (20%) of any Borrower's consolidated revenues for the preceding fiscal year terminate or suspend purchases of inventory from such Borrower; or


                  (p) Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur.

         8. Remedies upon Default. Upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default is waived in writing by Lender, Lender may exercise one or several or all of the following rights and remedies:

                  (a) Lender may by notice to the Borrowers terminate this Agreement with immediate effectiveness and without notice or lapse of time. Notwithstanding such termination, all claims, rights and security interests of Lender and all debts, liabilities, obligations and duties of Borrowers shall remain in full force and effect. The Lender may, by notice to the Borrowers, declare the Borrowers' obligations hereunder to be forthwith due and payable, whereupon all such obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrowers expressly waive.

                  (b) Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith Borrowers will on demand assemble the Collateral and make it available to Lender at a place to be designated by Lender which is reasonably convenient to all parties. If notice to any Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Paragraph 13(a) at least ten calendar days prior to the date of intended disposition or other action. For the purpose of enabling Lender to exercise such rights and remedies:

                           (1) Each Borrower hereby grants Lender (in addition
                  to Lender's security interest in general intangibles) a nonexclusive license to use, sell or otherwise exploit in any manner any and all trade names, trademarks, patents, copyrights, licenses and other intangible properties necessary, appropriate or useful in the enforcement of the Security Interests; and

                           (2) Each Borrower hereby grants Lender the right to
                  possess and hold all premises owned, leased or held by any Borrower upon which any Collateral is or may be located (the "Premises"), subject to the following terms and conditions:

                                    (A) Lender may take possession of the
                           Premises upon the occurrence of an Event of Default.

                                    (B) Lender may use the Premises only to
                           hold, process, manufacture and sell or otherwise dispose of goods which are inventory, or to provide services under contracts for receivables, or to use, operate, store, liquidate or realize upon goods which are equipment or any other Collateral granted under this Agreement and for other purposes which Lender may in good faith deem to be related or incidental purposes.

                                    (C) The right of Lender to hold the Premises
                           shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations;
                           (ii) final sale or disposition of all goods constituting Collateral (including both inventory and equipment) and delivery of all such goods to purchasers.

                                    (D) Lender shall not be obligated to pay or
                           account for any rent or other compensation for this grant or for the possession, occupancy or use of any of the Premises.

                                    (E) Borrowers acknowledge and agree that the
                           breach of this grant is not fully compensable by money damages, and that, accordingly, this grant may be enforced by an action for specific performance.

                  (c) Upon the occurrence of any Default, the Lender shall have the right to suspend the making of any Advances, until such Default has been cured or waived.

                  (d) Lender may exercise or enforce any and all other rights or remedies available by law or agreement against the Collateral, against each Borrower, the Guarantor or against any other person or property.

         9. Acceleration Upon Bankruptcy. All of the Obligations shall be immediately and automatically due and payable, without further act or condition, if any case under the United States Bankruptcy Code is commenced voluntarily by any Borrower or the Guarantor or involuntarily against any Borrower or the Guarantor.

         10. Setoff. Borrowers agree that Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, set off any deposit or other liability owed to any Borrower by Lender, whether or not due, against any indebtedness owed to Lender by any Borrower (for loans under this Agreement or for any other transaction or event), whether or not due. In addition, each person holding a participating interest in any loans made to any Borrower by Lender shall have the right to appropriate or set off any deposit or other liability then owed by such person to any or all Borrowers, whether or not due, and apply the same to the payment of said participating interest, as fully as if such person had lent directly to Borrowers the amount of such participating interest.

         11. Termination by Borrowers. Borrowers may terminate this Agreement and (subject to payment and performance of all outstanding secured obligations) may obtain any release or termination of the Security Documents to which Borrowers are otherwise entitled by law, effective only on the third or any subsequent anniversary date of this Agreement, and then only if Lender receives at least 30 days prior written notice of Borrower's intent to terminate this Agreement effective on such anniversary date of this Agreement. If this Agreement is terminated prior to the date that is three years from the date of this Agreement, the Borrowers shall pay the Lender a prepayment fee equal to the applicable following percent of the maximum credit line (inclusive of any then outstanding Term Advances) as follows: (a) three percent (3.0%) of the maximum credit line if terminated prior to the first anniversary hereof; (b) two percent (2.0%) of the maximum credit line if terminated on or after the first anniversary but before the second anniversary hereof; and (c) one percent (1.0%) of the maximum credit line if terminated on or after the second anniversary hereof; provided, however, that (i) if all or substantially all of the outstanding secured obligations hereunder are refinanced by the Borrowers with M&I Marshall and Illsley Bank on or after the second anniversary date of this Agreement, or (ii) if this Agreement is terminated during the last two weeks prior to the Termination Date, then such prepayment fee shall be waived. No such termination shall be effective unless Borrowers provide Lender with at least thirty (30) days prior written notice of Borrower's intent to terminate this Agreement and the date on which such termination is to be effective. Upon any such termination, all obligations of Borrowers under the Loan Documents shall remain in full force and effect until all indebtedness arising under this

Agreement and all other debts, liabilities and obligations of Borrowers secured hereby, or by the Security Documents or any other collateral security have been fully paid and satisfied.

         12. Conditions of Lending.

                  (a) Conditions Precedent to the Initial Advance. The Lender's obligation to make the initial Advance hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

                  (i) This Agreement and all Security Documents, properly executed by the Borrowers, each Guarantor and any applicable third parties to the extent a party thereto.

                  (ii) A true and correct copy of any and all leases pursuant to which any Borrower is leasing its premises, together with a landlord's disclaimer and consent with respect to each such lease.

                   (iii) Current searches of appropriate filing offices showing that (i) no liens have been filed and remain in effect against any Borrower except liens permitted hereunder or liens held by persons who have agreed in writing that upon receipt of proceeds of the initial Advance, they will satisfy, release or terminate such liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

                  (iv) A certificate of each Borrower's Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower's Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower's organizational documents, and (iii) examples of the signatures of the Borrower's officers or agents authorized to execute and deliver this Agreement and the Security Documents and other instruments, agreements and certificates, including advance requests, on the Borrower's behalf.

                  (v) A current certificate issued by Secretary of State of the state of each Borrower's organization certifying that such Borrower is in compliance with all applicable organizational requirements of such state.

                  (vi) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

                  (vii) A certificate of an Officer of the Borrower confirming, in his representative capacity, the representations and warranties set forth in paragraphs 3 and 4 above.

                  (viii) An opinion of counsel to the Borrowers and Guarantor, addressed to the Lender.

                  (ix) Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in the Lender's favor and with all liability insurance naming the Lender as an additional insured.

                  (x) Without limiting the foregoing, a separate guaranty and security agreement providing for a broad form security interest, properly executed by each Guarantor, pursuant to which each Guarantor unconditionally guarantees and secures the full and prompt payment of all Obligations.

                  (xi) Payment of the fees and commissions due hereunder through the date of the initial Advance and expenses incurred by the Lender through such date and required to be paid by the Borrowers hereunder, including all legal expenses incurred through the date of this Agreement.

                  (xii) All collateral schedules, security interest subordination agreements, searches, abstracts, releases and termination statements which Lender may request adequately to assure and confirm the creation, perfection and priority of the security interests created hereunder or under the Security Documents.

                  (xiii) Such other documents as the Lender in its sole discretion may require.

                  (b) Conditions Precedent to Term Advances: The Lender's obligation to make any Term Advances shall further be subject to the terms set forth in the applicable Term Loan Supplement.

                  (c) Conditions Precedent to All Advances. The Lender's obligation to make any Advance shall be subject to the further conditions precedent that:

                  (i) the representations and warranties set forth herein are correct on the and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

                  (ii) no event has occurred and in continuing, or would result from such Advance that constitutes an Event of Default.

         13. Miscellaneous. Each Borrower agrees that:

                  (a) This Agreement can be waived, amended, terminated or discharged, and the Security Interests can be released, only explicitly in a writing signed by Lender. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lender. All rights and remedies of Lender shall be cumulative and may be exercised singularly in any order or sequence, or concurrently, at Lender's option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise of enforcement of any other. All notices to be given to any Borrower shall be deemed sufficiently given if actually received by any officer of any Borrower or if delivered or mailed by registered, certified or ordinary mail, postage prepaid, to any Borrower at its address set forth below or at its most recent address shown on Lender's records.

                  (b) Intentionally deleted.

                  (c) On demand, Borrowers will pay or reimburse Lender for all expenses, including all reasonable fees and disbursements of legal counsel, incurred by Lender in connection with the preparation, negotiation, execution, performance or enforcement of this Agreement or the Security Documents, or any document contemplated thereby, or the perfection, protection, enforcement or foreclosure of the security interests created hereby or by the Security Documents, or in connection with the protection or enforcement of the interests and collateral security of Lender in any litigation or bankruptcy or insolvency proceeding or the prosecution or defense or any action or proceeding relating in any way to the transactions contemplated by this Agreement.

                  (d) Lender and its participants, if any, are not partners or joint venturers, and Lender shall have no liability or responsibility for any obligation, act or omission of its participants under or as to this Agreement.

                  (e) This Agreement shall be binding upon each Borrower and its successors and assigns and shall inure to the benefit of Lender and its participants, successors and assigns. This Agreement shall be effective when executed by each Borrower and delivered to Lender, whether or not this Agreement is executed by Lender. All rights and powers specifically conferred upon Lender may be transferred or delegated by Lender to any of its participants, successors or assigns. Except to the extent otherwise required by law, this Agreement and the transactions evidenced hereby shall be governed by the substantive laws of the State of Minnesota. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement or in any other agreement between Borrower or Borrowers and Lender shall survive the execution, delivery and performance of this Agreement and the creation and payment of any indebtedness to Lender. Each Borrower waives notice of the acceptance of this Agreement by Lender.

         14. Interest Rate. Nothing herein contained nor any transaction related hereto shall be construed or shall operate so as to require the Borrowers or any person liable for repayment of loans made hereunder to pay interest in an amount or at a rate greater than the maximum allowed, from time to time, by applicable laws, if any. Should any interest or other charges, including any property, tangible or intangible, or other items of value received by the Lender, imposed against or paid by the Borrowers or any party liable for the payment of such loans, result in a computation of earning of interest in excess of the maximum legal rate of interest permitted under applicable law in effect while such interest is being earned, then any and all of that excess shall be and is waived by the Lender, and all of that excess shall be automatically credited against and in reduction of the principal balance of such loans, without premium, with the same force and effect as though the Borrowers had specifically designated such extra sums to be so applied to principal and the Lender to accept such extra payment(s) as a premium-free prepayment, and any portion of the excess that exceeds the principal balance of loans made hereunder shall be paid by the Lender to the Borrowers or to any party liable for the payment of such loans, as applicable, it being the intent of the parties hereto that under no circumstances shall the Borrowers or any party liable for the payment of the indebtedness evidenced hereby be required to pay interest in excess of the maximum rate allowed by any applicable laws. The provisions of this Agreement are hereby modified to the extent necessary to conform with the limitations and provisions of this Paragraph, and this Paragraph shall govern over all other provisions in any document or agreement now or hereafter existing. This Paragraph shall never be superseded or waived unless there is a written document executed by the Lender and the Borrower, expressly declaring the usury limitation of this Agreement to be null and void, and no other method or language shall be effective to supersede or waive this Paragraph.

         15. Environmental Laws. Each Borrower is and will continue to be throughout the term of this Agreement in full and complete compliance in all material respects with all federal, state and local laws, rules and regulations governing hazardous and toxic substances, waste or materials, any pollutants or contaminants or any other similar substances, or pertaining to environmental regulations, contamination or cleanup, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, or any other state lien or state super lien or environmental cleanup statute (all such laws, rules and regulations being referred to collectively as "Environmental Laws").

         Each Borrower indemnifies, defends and holds Lender and its officers, directors, employees and agents, harmless from and against any liability, laws, claims, damages or expense (including attorneys' fees and disbursements) arising out of or based upon any violation or claim of violation of Environmental Laws by any Borrower or with respect to any assets owned or used by any Borrower or any properties leased or occupied by any Borrower. This indemnity shall be continuing and remain in full force and effect and shall survive the Loan
Documents or any exercise of any remedy by Lender even if all indebtedness and other obligations to Lender have been satisfied in full.

         16. Indemnification. Borrowers shall pay, indemnify, defend and hold the Lender, each affiliate of Lender, and each participant in the obligations with Lender, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Security Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Security Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Paragraph 16 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the willful misconduct or gross negligence of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

         17. Jurisdiction and Venue. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATED TO THIS AGREEMENT, THE COLLATERAL, THE OBLIGATIONS, OR ANY OTHER SECURITY DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect Lender's rights to serve process in any manner permitted by law, or limit Lender's right to bring proceedings against Borrower in the competent courts of any other jurisdiction or jurisdictions.

         18. Waiver of Trial by Jury. EACH BORROWER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE COLLATERAL, THE OBLIGATIONS OR ANY OTHER SECURITY DOCUMENT OR TRANSACTIONS BETWEEN BORROWERS AND LENDER.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the proper officers thereunto duly authorized on the day and year first above written.



RESISTANCE TECHNOLOGY, INC.              RTI ELECTRONICS, INC.


By: /s/William J. Kullback               By: /s/William J. Kullback
    Chief Financial Officer & Secretary      Chief Financial Officer & Secretary

Federal Identification Number:_______    Federal Identification Number:_________
Organizational Number: 3A-94             Organizational Number: C2001241

TRADE NAMES OF BORROWER:            ADDRESS OF CHIEF EXECUTIVE OFFICES:
???      RTI
         RTI Plastics

                                     Resistance        1260 Red Fox Road
                                                       Arden Hills, MN  55112

                                     RTI               1800 E. Via Burton Street
                                                       Anaheim, CA 92806

COLLATERAL LOCATIONS:                OTHER ADDRESSES:

1260 Red Fox Road
Arden Hills, MN  55112

4400 McMenemy Street
St. Paul, MN 55127

1800 E. Via Burton Street
Anaheim, CA 92806


Accepted at Minneapolis, Minnesota
on _______________, 2005.


DIVERSIFIED BUSINESS CREDIT, INC.


By: _/s/_____________________________
Its: ______________________________

                                SCHEDULE 6(A)(3)

               PURCHASE MONEY INDEBTEDNESS AND SECURITY INTERESTS



1. [to be completed by Borrower]










                                Schedule 6(a)(3)